Exhibit 10.2

Joint Venture Agreement
THIS JOINT VENTURE AGREEMENT ("Agreement") is entered into effective this 31S` day of
March, 2017 by and between ActiveCare, Inc, a Delaware corporation and Colorado Choice Health Plans, a Colorado non-profit corporation ("CCHP").
RECITALS
A.	CCHP has nurses who have expertise in disease management especially as it relates to the chronic illness of diabetes ("DM Service").
B.	AC has a product and service that aides diabetics in managing their chronic illness.
C.	AC desires to expand its services and develop DM services.
D.	CCHP agrees to consult and offer its DM services in exchange for a $500,000 Debenture Note ("Debenture Note" attached hereto as Exhibit A).
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants, agreements, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, parties agree as follows:
I. Engagement.
(a)
Services. AC hereby engages CCHP to perform the services described in Exhibit B attached hereto as such exhibit may be amended or supplemented pursuant to the terms of the Agreement from time to time (the "Services"), and CCHP hereby accepts such engagement and agrees to provide the services. CCHP and AC will mutually agree upon the method, details and means of performing the services.

(b)	Performance of the Services.
(i)
For each month during the Term (as defined below), CCHP commits to dedicate its best efforts to render the Services, provided, that CCHP shall work as many hours as may be reasonably necessary to timely render the Services pursuant to this Agreement.

(ii)	CCHP shall render to AC and certain of its affiliates the Services in a timely and professional manner consistent with industry standards, in accordance with this Agreement.
(iii)	If the Services rendered go beyond the scope outlined in Exhibit B attached hereto, then CCHP may charge separately for those Services based upon a pre-approved rate schedule.
(iv)
CCHP may not subcontract or otherwise delegate its obligations under this Agreement without AC's prior written consent. In performing the Services, CCHP agrees to provide its own personnel, equipment, tools and other materials at its own expense. In connection with providing the Services, the parties hereby agree that, unless otherwise consented to in writing by AC, the only person that will render the Services shall be CCHP.

(v)
AC shall make its facilities and equipment available to CCHP as reasonably necessary in connection with the Services. For any work performed on AC's or any of its affiliates' premises CCHP shall comply with all security, confidentiality, safety and health policies of AC and such affiliates.

(vi)
Subject to compliance with AC's obligations hereunder, CCHP shall retain the sole control and discretion to determine the methods by which CCHP performs the Services and the places at which, the equipment and supplies with which, and the hours during which such Services are to be rendered.

2. Independent Contractor• Relationship. CCHP's relationship with AC and its affiliates shall be that of an independent contractor and nothing in this Agreement should be construed to create a partnership joint venture, agency or employer-employee relationship between the parties. The CCHP is not the agent of AC or any of its affiliates and is not authorized and shall not have any authority to make any representation, contract or commitment, on behalf of AC or its affiliates, or otherwise bind AC or its affiliates in any respect whatsoever.
3. Compensation.
(a)	Debenture Note. In consideration of the Services to be performed by CCHP, AC will invest $500,000 into a Debenture Note attached hereto as Exhibit A.
(b)	Fees Beyond the Scope of Service. Any Services rendered that are beyond the Scope of Service found in Exhibit A shall be negotiated in advance and be paid separately.
(c)
Expenses. AC shall reimburse CCHP for all reasonable travel, lodging, communications, and out-of-pocket expenses incurred by CCHP in connection with providing the services; provided any such expenses shall be approved in advance in writing by AC and shall be reasonably documented.

4. '1•erm and Term illation
(a)	This Agreement shall commence on the date of this Agreement and continue in effect for an initial period at least one (1) year or until the Debenture Note is paid off in full whichever is longer.
(b)	Termination. Notwithstanding Section 4, this Agreement may be terminated in accordance with any of the following:
(i)	Upon the mutual written agreement of the parties, effective on the date so mutually agreed;
(ii)
By either party, effective immediately upon written notice to the other party, if the other party materially breaches any term or provision of this Agreement and fails to cure such breach within ten (10) days after receipt of written notice of the breach;

(iii)
By either party, effective immediately upon written notice thereof, if it becomes illegal or impossible for any party to perform its obligations under the terms of this Agreement for any reason whatsoever; or

(iv)	Automatically upon the bankruptcy or insolvency of either party.
(c) Effect of Termination. The termination or expiration of this Agreement shall in no way affect or impair any right which has accrued to either party hereto prior to the date when such termination or expiration became effective. Upon the effective date of any termination or expiration of this Agreement, CCHP shall immediately cease performing the Services. AC shall pay the Consultant for all Services performed up through the date of termination or expiration. The provisions of Sections 2, 3(b), 5, 6, 7, 8 and 9, and this Section 4(c) shall survive any expiration or other termination of this Agreement. Termination of this Agreement by either party shall not act as a waiver of any breach of this Agreement and shall not act as a release of either party from any liability for breach of such party's obligations under this Agreement. Neither party shall be liable to the other for damages of any kind solely as a result of terminating or expiration of this Agreement in accordance with its terms, and termination of this Agreement by a party shall be without prejudice to any other right or remedy of such party under this Agreement or applicable law.
5. Confidentiality.
(a) Confidential Information. By virtue of this Agreement, CCHP will have access to confidential, proprietary and trade secret information and materials of AC (or its affiliates, suppliers, vendors, customers or any other third party to whom AC owes a duty of confidentiality), in whatever form, tangible or intangible, whether disclosed orally, in writing or otherwise, that is provided to CCHP before or after the execution of this Agreement under circumstances reasonably indicating that it is confidential or proprietary (collectively, the "Confidential Information"). Confidential Information includes, without limitation, any trade secrets and know-how, and any:
(i) Information, ideas or materials of a technical or creative nature, such as inventions, improvements, discoveries, developments, techniques, processes, research and development plans and results, reports, drawings, designs, specifications, works of authorship, data, formulas, files, HTML, computer source and object code, patent applications, and other materials and concepts relating to AC's business, services, processes or technology:
(ii)
Information, ideas or materials of a business nature, such as development plans, marketing and sales plans and forecasts, budgets and unpublished financial states, and other information regarding finances, profits, costs, marketing, purchasing, sales, operations, policies, procedures, personnel, salaries, customers, suppliers and contract terms;

(iii)
All personal property, including, without limitation, books, manuals, records, files, reports, notes, contracts, lists, blueprints and other documents or materials, or copies thereof, received by CCHP or prepared for AC in the course of CCHP's rendering of Services to AC; and

(iv)
Any other trade secrets, information, ideas or materials of or relating in any way to the past, present, planned or foreseeable business, products, developments, technology or activities of AC (or its affiliates, employees, licensors, suppliers, vendors, clients, customers or any other third parties to whom AC owes a duty of confidentiality).

Confidentiality Information does not include that which (A) is already in CCHP's possession at the time of disclosure to AC, (B) is or becomes part of public knowledge other than as a result of any action or inaction of CCHP, (C) is obtained by CCHP from an unrelated third party without a duty of confidentiality, or (D)n is independently developed by CCHP other than in connection with these Services.
(b)
Restrictions on Use. CCHP shall not use Confidential Information for any purpose other than in furtherance of this Agreement and the activities described herein. CCHP shall not disclose Confidential Information to any third parties except as otherwise permitted hereunder. CCHP shall maintain Confidential Information with at least the same degree of care it uses to protect its own proprietary information of a similar nature or sensitivity, but no less than reasonable care under the circumstances. CCHP shall promptly advise AC in writing of any misappropriation or misuse of Confidential Information of which CCHP becomes aware.

(c)
Exclusions. Notwithstanding the foregoing, this Agreement shall not prevent CCHP from disclosing Confidential Information to the extent required by a judicial order or other legal obligation, provided, that, in such event, CCHP shall promptly notify AC to allow intervention (and shall cooperate with AC) to contest or minimize the scope of the disclosure (including application for a protective order). Further, CCHP may disclose the terms and conditions of this Agreement: (i) in confidence, to legal counsel: (ii) in confidence, to accountants; and (iii) in connection with the enforcement of this Agreement or any rights hereunder.

(d)
Equitable Relief. CCHP acknowledges that AC considers the Confidential Information to contain trade secrets and that any unauthorized use or disclosure of such information would cause AC irreparable harm for which its remedies at law would be inadequate. Accordingly, CCHP acknowledges and agrees that AC will be entitled, in addition to any other remedies available to it at law or in equity, to the issuance of injunctive relief, without bond, enjoining any breach or threatened breach of CCHP's obligations hereunder with respect to the Confidential Information, and such further relief as any court of competent jurisdiction may deem just and proper.

(e)
Return of Materials. Upon termination of this Agreement, CCHP will immediately return to AC all Confidential Information embodied in tangible (including electronic) form or, at CCHP's discretion, destroy all such Confidential Information and certify in writing to AC that all such Confidential Information has been destroyed.

(f) Disclaimer. AC hereby disclaims all warranties of any kind, whether express, implied, statutory or otherwise, with respect to any Confidential Information or other information or materials supplied by AC to CCHP hereunder.
6.
Warranties. CCHP represents, warrants and covenants to AC that: (a) CCHP has the full power and authority to enter into this Agreement and to perform his obligations hereunder, without the need for any consents, approvals or immunities not yet obtained; (b) CCHP has the right to grant the rights and assignments granted herein, without the need for any assignments, releases, consents, approvals, immunities or other rights not yet obtained; (c) the Services, including, without limitation, any Deliverables (as defined below) required hereunder, shall be free form material errors or other defects and shall substantially conform to any specifications for such Services and/or deliverables; and (d) that the issuance of the Debenture Note by and on behalf of CCHP to AC is validly issued; and is legally binding to CCHP; and has received all requisite approvals.

7.
Deliverables. AC is and shall be, the sole and exclusive owner of all rights, title and interests throughout the world in and to the results and proceeds of the Services performed in this Agreement, including but not limited to any Deliverables. CCHP hereby agrees that the Deliverables are hereby deemed a "work made for hire" as defined in 17 U.S.0 101 for the Company. If for any reason, any of the Deliverables do not constitute a "work made for hire", CCHP hereby irrevocably assigns to the Company, in each case without additional consideration, all of his right, title and interest throughout the world in and to the Deliverables. Any assignment of copyrights under this Agreement includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as "moral rights" (collectively, "Moral Rights"). CCHP hereby irrevocably waives, to the extent permitted by applicable law, any and all claims you may now or hereafter have in any jurisdiction to any Moral Rights with respect to the Deliverables. CCHP hereby acknowledges and agrees that (a) it has no right or license to use, publish, reproduce, prepare derivative works based upon, distribute, perform, or display any Deliverables, and (b) it has no right or license to use AC's trademarks, service marks, trade names, logos, symbols or brand names.

8.
Indemnification. CCHP shall indemnify and hold harmless, and AC's request defend, AC and its affiliates, successors and assigns (and its and their officers, managers, employees, customers and agents) from and against any and all claims, losses, liabilities, damages, settlements, expenses and costs (including, without limitation, attorneys' fees and court costs) which arise out of or relate to (a) any breach (or claim or threat thereof that, if true, would be a breach) of this Agreement by CCHP, including, without limitation, any breach or alleged breach of any representation or warranty of CCHP set forth in Section 6; or (b) any third party claim or threat thereof that the Services (or the exercise of the rights granted herein with respect thereto) infringe, misappropriate or violate any patent, copyright, trademark, trade secret, publicity, privacy or other rights of any third party, or are defamatory or obscene.

9. Miscellaneous.
(a)
Entire Agreement. This Agreement is the final, complete and exclusive agreement between the parties relating to the subject matter hereof, and supersedes all prior or contemporaneous discussions, proposals, negotiations, understandings, representations, warranties, promises, agreements and other communications, whether oral or written, between the parties relating to such subject matter and all past courses of dealing or industry customs.

(b)
Severability. If the application of any provisions of this Agreement to any particular facts or circumstances shall for any reason be held to be invalid, illegal or unenforceable by a court, arbitration panel or other tribunal of competent jurisdiction, then (i) the validity, legality and enforceability of such provision as applied to any other particular facts or circumstances, and the other provisions of this Agreement, shall not in any way be affected or impaired thereby, and (ii) such provision shall be enforced to the maximum extent possible so as to effect the intent of the parties. If, moreover, any provision contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with applicable law.

(c)
Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of Utah without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Utah to the rights and duties of the parties.

(d)
Jurisdiction and Venue. Any legal suit, action or proceeding arising out of or relating to this Agreement shall be commenced in a federal or state court located in the County of Utah, Utah, and each party hereto (i) irrevocably submits to the exclusive jurisdiction and value of any such court in any such suit, action or proceeding, and (ii) irrevocably waives (to the extent permitted by applicable law) any objection which it now or hereafter may have to the laying of venue of any such action or proceeding brought in any of the foregoing courts in and of the State of Utah, and any objection on the ground that any such action or proceeding in any such court has been brought in an inconvenient forum.

(e)
WAIVER OF .AIRY TRIAL EACH OF THE PARTIES HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CUASE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST THE OTHER PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH OF THE PARTIES AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT WITHOUT A JURY. WITHOUT LIMITING THE FOREFOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WCHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENCE GHTE CALIDITY OR ENFOREABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

(f)
Fees and Costs. The prevailing party or parties in any arbitration, mediation, court action, or other adjudicative proceeding arising out of or relating to this Agreement shall be reimbursed by the party or parties who do not prevail for their reasonable attorneys', accountants', and experts' fees and for the costs of such proceeding. For purposes of this Section 9(F), "prevailing party" includes, without limitation, a party who agrees to dismiss an action or proceeding upon the other's payment of sums allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought. The provision set forth in this Section 9(l) shall survive the merger of these provisions into any judgment.

(g)
Waiver. The waiver by either party of a breach of or a default under any provision of this Agreement shall not be effective unless in writing and shall not be construed as a waiver of any subsequent breach of or default under the same or any other provision of this Agreement, nor shall any delay or omission on the part of either party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any right or remedy.

(h)	Modification. No amendment or modification to this Agreement shall be valid or binding upon the parties unless in writing and signed by each party.
(i)	Remedies. All rights and remedies hereunder shall be cumulative, may be exercised singularly or concurrently and, unless otherwise stated herein, shall not be deemed exclusive.
(j)
Notices. All notices, invoices, payments, and other communications made under this Agreement (each, a "Notice") shall be in writing and sent to the appropriate party at the address set forth for such party on the signature page below, or at such other address as such party may designate by ten (1) days advanced Notice to the other party in accordance with this Section 9(j). Notice shall be given when received on a business day by the addressee. In the absence of proof of the actual receipt date, the following presumptions will apply: (i) Notices sent by electronic means, including facsimile and electronic mail shall be deemed to have been received upon the sending Party's receipt of its confirmation of successful transmission, such as facsimile machine's confirmation or the "return receipt requested" function for electronic mail, provided, that if the day on which such electronic communication is received is not a business day or is after five (5:00) p.m. local time at the recipient party's address to where deliver is made, then such electronic communication shall be deemed to have been received on the next following business day; (ii) Notice sent by overnight mail or courier shall be deemed to have been received on the next day after it was sent or such earlier time as confirmed by the receiving party or courier; and (iii) Notice sent by first class mail, postage prepaid, shall be deemed received five (5) business days after mailing.

(k) Construction. The captions and section and paragraph headings used in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement. The construction of this Agreement shall not take into consideration the party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of the document.
(1) Exhibits. All Exhibits attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.
(m)
Counterparts. 'Phis Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile, or by email in portable document format (.pdf) and delivery of the executed signature page by such method will be deemed to have the same effect as if the original signature had been delivered to other the pal-ties.

(n)
Relationship of Parties. This Agreement shall not be construed as creating an agency, partnership, joint venture or any other form of association, for tax purposes or otherwise, between the parties, and the parties shall at all times be and remain independent contractors. Except as expressly agreed by the parties in writing, neither party shall have any right or authority, express or implied, to assume or create any obligation of any kind, or to make any representation or warranty, on behalf of the other party or to bind the other party in any respect whatsoever.

(o)
Parties in Interest. Except as otherwise specifically provided herein to the contrary, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any person other than the parties hereto and their respective permitted successors and assigns nor shall anything in the Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

[SIGNATURES TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Joint Venture Agreement as of the date first written above.
"AC"
ACTIVECARE, INC.,
a Delaware corporation
By: /s/ Jeffrey Peterson
Name: Jeffrey Peterson
Title: Chief Executive Officer
Address: 1365 West Business Park Drive Suite 100
Orem, UT 84058
Attn: Jeffrey Peterson Telephone: 877-219-6050 Facsimile: 855-864-2511 Email: j imAactivecare.com
"CCHP"
Colorado mice Heal
By: Cynthia Palmer
Its: CEO

Address:  700 Main St.
   Suite #100
     Alamosa, CO 81101

Exhibit A Debenture Note

Debenture Amount: $500,000.00 Date: March 31, 2017
SUBORDINATED DEBENTURE
This Subordinated Debenture ("Debenture") is entered into effective as of the date referenced above by and between Colorado Choice Health Plans, a Colorado non-profit corporation ("CCHP") and ActiveCare, a Delaware corporation ("AC")
1.
Commitment. In exchange for AC payment of cash to CCHP in the amount of five hundred thousand dollars ($500,000) (the "Debenture Amount"), CCHP promises, agrees and covenants to pay to AC the Debenture Amount, with interest at the rate of five percent (5%) per annum on the unpaid balance from time to time, subject to the terms and conditions set forth herein.

2.
Subordination. The rights of AC to repayment under this Debenture, whether in the course of operations of CCHP in the ordinary course of business or in connection with any liquidation or proceeding relating to the solvency of CCHP, are subordinate to the rights of all policyholders, claimant and beneficiary claims, and all other classes of creditors of CCHP other than subordinated debenture holders.

3.
Not a Liability of CCHP. Until such time as, and only to the extent that, the Commissioner of the Colorado Department of Regulatory Agencies, Division of Insurance ("Division of Insurance") has authorized the repayment of sums evidenced by this instrument, amounts due hereunder shall not constitute an obligation or liability of CCHP for any purposes. Amounts evidenced by this Debenture shall be reflected as a liability on the books or financial statements of CCHP only to the extent that (i) the Division of Insurance has authorized the repayment of the same and (ii) such approved amounts remain outstanding.

4.	Compliance with Colorado Insurance Regulation 4-7-1. Section 10:
a.	This Subordinated Debenture is subject to the prior approval of the Division of Insurance and shall not be effective until such approval is obtained.
b.
The repayment of principal and/or accrued interest shall be payable only out of SURPLUS FUNDS of CCHP and only with PRIOR WRITTEN APPROVAL OF THE COMMISSIONER OF INSURANCE FOR THE STATE OF COLORADO. Further, this Subordinated Debenture may not be converted into any other form of indebtedness of CCHP or any other interest in CCHP without the prior written approval of the Division of Insurance.

c.	Payments by CCHP to AC may only be made from available funds in excess of CCHP's minimum net surplus required to be maintained by the Division of Insurance.
5.
Treatment as Surplus. The Parties acknowledge and agree that the Debenture Amount shall be treated by CCHP as surplus, pursuant to C.R.S. 10-16-411(1) and Colorado Insurance Regulation 4-7-1, Section 10.

6.	Term. This Debenture shall be due and payable on March 31, 2018 together with any accrued interest, subject to the prior approval of the Division of Insurance.
7.
Prepayment. It is the intent and desire of the parties hereto that the indebtedness evidenced by this Debenture be paid and satisfied in full as soon as possible. CCHP shall have the right to prepay, in whole or in part, the indebtedness evidenced by this Debenture at any time without penalty, provided that after such prepayment CCHP shall be left possessed of sufficient assets to satisfy the net surplus requirements of the Division of Insurance.

8.	Entire Agreement. This instrument constitutes the entire agreement between the Parties.
9.	Assignment. This agreement may not be assigned or transferred without the prior written consent of both Parties.
10.	Colorado Law. This agreement shall be construed in accordance with and subject to Colorado law.
Cynthia Palmer, CEO Colorado Choice Health Plans 700 Main Street Alamosa, CO 81101 dd	ActiveCare

Name: Jeffrey Peterson

Signature: /s/ Cynthia Palmer                                                            Signature: /s/ Jeffrey Peterson

Title: CEO                                                                                                 Title: Chief Executive Officer

Date: Date:

Exhibit B
DESCRIPTION OF THE SERVICES
1.	CCHP to offer guidance and expertise as to the software required to streamline AC's disease management portal to become more commercialized.
2.	Help identify weaknesses in AC's diabetes programs.
3.	Assist AC in creating its own disease management expertise and team.
4.	Identify improvement for AC member engagement programs.
5.	Identify and assist AC in modifying and improving its diabetic programs